Exhibit 2


                                 FIRST AMENDMENT

                  First Amendment (this "Amendment"), dated May 17, 1999, between Marketing Services Group, Inc., a Nevada corporation ("Company"), and General Electric Capital Corporation ("GE Capital"), a New York corporation.

                              W I T N E S S E T H:

                  WHEREAS, Company issued a warrant, dated December 24, 1997, to purchase shares of common stock, par value $.01 per share, of Company (the "Common Stock") to GE Capital (the "Original Warrant"); and

                  WHEREAS, Company and GE Capital entered into a Registration Rights Agreement, dated as of December 24, 1997 (the "Registration Rights Agreement"); and

                  WHEREAS, Company is issuing a warrant, dated the date hereof, to purchase shares of Common Stock to GE Capital (the "New Warrant"); and

                  WHEREAS, Company and GE Capital desire to amend the terms of each of the Original Warrant and the Registration Rights Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the premises hereinafter contained, it is agreed as follows:

                  1. Amendment of Original Warrant. The Original Warrant is hereby amended as follows:

                  (a) Section 4.1(b) of the Original Warrant is hereby deleted in its entirety and replaced with the following:

                           "(b) Notwithstanding the foregoing, if Company consummates a Qualified Secondary Offering pursuant to which GE Capital has the ability to sell at least 1,766,245 shares of Common Stock on or before December 31, 1999, this Warrant shall be cancelled upon such consummation."

                  2. Amendment of Registration Rights Agreement. The Registration Rights Agreement is hereby amended so that the term "Warrant", as used therein, is deemed to refer to the Original Warrant, as amended hereby, and the New Warrant, collectively.

                  3. Full Force and Effect. Except as specifically amended hereby, all of the terms and provisions of each of the Original Warrant and the Registration Rights Agreement shall remain in full force and effect.

                  4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.


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

                  IN WITNESS WHEREOF, Company and GE Capital have executed this Amendment as of the day and year first above written.


                                  MARKETING SERVICES GROUP, INC.

                                  By:
                                      ------------------------------------
                                      Name:
                                      Title:



                                  GENERAL ELECTRIC CAPITAL CORPORATION

                                  By:
                                      ------------------------------------
                                      Name:
                                      Title:








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